Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 9, 2016, on our audit of the consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows of Paratek Pharmaceuticals, Inc. for the year ended December 31, 2015, included in the Annual Report on Form 10-K of Paratek Pharmaceuticals, Inc. for the year ended December 31, 2017.

/s/ CohnReznick LLP

Vienna, Virginia

November 6, 2018